Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-130584
January 8, 2007
Free Writing Prospectus
SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Lead Managers:	Banc of America Securities, Goldman, Sachs & Co., Morgan Stanley & Co, Incorporated

Co-Managers:	Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC

Issuer:	SLM Corporation

Note Type:	Medium Term Notes, Series A
US MTN Program

Ratings:	A2/A

CUSIP:	78442FEF1

USD Amount:	$850,000,000

Interest Rate:	3 Month USD Libor Telerate + 0.30000%

Issue Price:	100.00000%

Commissions:	0.25000%

Net Proceeds (%):	99.75000%

Net Proceeds ($):	$847,875,000

Pricing Date:	January 8, 2007

Closing Date:	January 16, 2007

Maturity Date:	January 27, 2014

Call:	N/A

Call Dates:	N/A

Redemption Price:	N/A

Interest Payment Dates:	25th of each January, April, July, and October during the terms of the notes, subject to adjustment in accordance with the Following Business Day Convention.

1st Payment Date:	April 25, 2007 (Interpolation of 3 and 4 month Libor)

Rate Determination Date:	2 London and New York Business Days prior to the beginning of each interest period.

Reset Dates:	25th of each January, April, July and October during the terms of the notes, subject to adjustment in accordance with the Following Business Day Convention.

Daycount Fraction:	Actual/360

Business Day Convention:	Following Business Day with adjustment for period end dates.

Business Days:	New York

Minimum Denominations:	$1000 minimum and integral multiples of $1,000 in access thereof

Calculation Agent:	SLM Corporation

Indenture Trustee:	The Bank of New York
Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the issuer, toll free at 1-800-321-7179.